As filed with the Securities and Exchange Commission on March 17,  2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AERCAP HOLDINGS N.V.

(Exact name of registrant as specified in its charter)

Netherlands	Not Applicable
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

AerCap House

Stationsplein 965

1117 CE Schiphol

The Netherlands

+31 20 655 9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 EQUITY INCENTIVE PLAN

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

Tel. (302) 738–6680

(Name, address and telephone number of agent for service)

Copies to:

Erwin den Dikken

Chief Legal Officer

AerCap House

Stationsplein 965
1117 CE Schiphol
The Netherlands
+31 20 655 9655

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, €0.01 nominal value $ 0.01 per share	4,500,000	$42.34	$190,530,000	$24,540.27

(1)              Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of ordinary shares which become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of ordinary shares.

(2)              Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of ordinary shares of the Company on March 11, 2014, as reported by the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the 2014 Equity  Incentive Compensation Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act.  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by AerCap Holdings N.V. (“we,” “our,” “us,” or the “Company”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)         Annual Report on Form 20-F for the fiscal year ended December 31, 2013 filed with the Commission on March 17, 2014; and

(b)         The description of the Company’s ordinary shares, nominal value €0.01 per share contained in its registration statement on Form 8-A filed with the Commission on November 16, 2006 pursuant to Section 12 of the Exchange Act, which incorporates by reference the description of the Company’s ordinary shares set forth under “Description of Ordinary Shares” in the Company’s registration statement on Form F-1 (File No. 333-138381), as amended, which was originally filed with the Commission on November 16, 2006, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 6-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company has a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances.  Although Netherlands law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands. The Company’s Articles of Association provide for indemnification of directors and officers by the Company to the fullest extent permitted by Netherlands law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

The indemnification provided above is not exclusive of any rights to which any of the Company’s directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1                       Articles of Association of the Company (incorporated herein by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013 (filed with the Commission on March 17, 2014)).

4.2                       Form of Share Certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F-1 (No. 333-138381, as amended, originally filed with the Commission on November 16, 2006)).

5.1                      Opinion of NautaDutilh NV

5.2                       AerCap Holdings, N.V. 2014 Equity Incentive Compensation Plan

23.1                Consent of PricewaterhouseCoopers Accountants NV

23.3                Consent of NautaDutilh NV (included in Exhibit 5.1)

24.1                Power of Attorney (included in signature page to this Registration Statement)

Item 9. Undertakings.

(a)         The Company hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands, on this 17th day of March, 2014.

AERCAP HOLDINGS N.V.

By
/s/ AENGUS KELLY
Name: Aengus Kelly
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Aengus Kelly his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pieter Korteweg	Chairman of the Board of Directors	March 17, 2014
Pieter Korteweg

/s/ Aengus Kelly	Director and Chief Executive Officer	March 17, 2014
Aengus Kelly

/s/ Salem Rashed Abdulla Ali Al Noaimi	Non-Executive Director	March 17, 2014
Salem Rashed Abdulla Ali Al Noaimi

/s/ Homaid Abdulla Al Shemmari	Non-Executive Director	March 17, 2014
Homaid Abdulla Al Shemmari

/s/ James N. Chapman	Non-Executive Director	March 17, 2014
James N. Chapman

/s/ Paul T. Dacier	Non-Executive Director	March 17, 2014
Paul T. Dacier

/s/ Richard Gradon	Non-Executive Director	March 17, 2014
Richard Gradon

/s/ Marius J.L. Jonkhart	Non-Executive Director	March 17, 2014
Marius J.L. Jonkhart

/s/ Robert G. Warden	Non-Executive Director	March 17, 2014
Robert G. Warden

/s/ Keith A. Helming	Chief Financial Officer	March 17, 2014
Keith A. Helming

/s/ Gang Li	Chief Accounting Officer	March 17, 2014
Gang Li

/s/ Donald Puglisi	Authorized Representative in the United States	March 17, 2014
Donald Puglisi